Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION OF

INTERNATIONAL STEM CELL CORPORATION

International Stem Cell Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: On February 26, 2014, the Board of Directors of the Corporation duly adopted resolutions approving the following amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing for the consideration of such amendment at the Corporation’s annual meeting of stockholders.

SECOND: On May 8, 2014, the Corporation’s annual meeting of stockholders was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares required by statute were voted in favor of the amendment.

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: Section 1 of Article FOURTH of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“Section 1. Authorization of Shares.

The aggregate number of shares of capital stock which the Corporation will have the authority to issue is 620,000,000 shares, consisting of 600,000,000 shares of common stock, having a par value of $0.001 per share (“Common Stock”), and 20,000,000 shares of preferred stock, having a par value of $0.001 per share (“Preferred Stock”).”

IN WITNESS WHEREOF, International Stem Cell Corporation has caused this Certificate of Amendment to be signed by the undersigned, thereunto duly appointed, this 8th day of May, 2014.

By:	/s/ Jay Novak
Jay Novak

Secretary